EXHIBIT 10.70

October 2, 2017

Anne Madden 115 Tabor Road
Morris Plains, New Jersey 07950

Re: Offer Letter

Dear Anne:

I am pleased to confirm our offer to you to become Honeywell’s Senior Vice President & General Counsel, based in Morris Plains, New Jersey, reporting to Darius Adamczyk. The effective date of your offer will be October 26, 2017 (“Effective Date”). In this position, you will become an Executive Officer of Honeywell.

In connection with your new role, you will be entitled to the following compensation and benefits package, as approved by the Management Development and Compensation Committee (“MDCC”) of the Company’s Board of Directors at its meeting of September 28, 2017:

COMPENSATION

Base Salary: As of the Effective Date, your annual base salary will be increased to $725,000. Base salary reviews occur annually and any adjustments are generally at the end of the first quarter of the calendar year. Adjustments are based on your performance and other relevant factors.

Annual Incentive Compensation: As of the Effective Date, your target incentive compensation opportunity will be 100% of your annual cash base salary earnings during the year. For 2017, your incentive compensation award will be prorated based on the number of days your target incentive was 50%, and the number of days your target incentive will be 100%. Incentive compensation awards are paid in the first quarter of the following year.

Annual Long-Term Incentive Awards: You will be eligible for annual long-term incentive (“LTI”) awards with the size and mix determined by the Management Development and Compensation Committee (“MDCC”) of the Company’s Board of Directors based on your performance and future career potential with Honeywell. The terms of all LTI awards are governed by the terms of the applicable stock plan and the relevant award agreements. Moreover, Honeywell and the MDCC reserve the right to modify the design or mix of the LTI award program in the future.

OTHER EXECUTIVE BENEFITS

You will also be entitled to the following Executive Benefits:

a.Excess Liability Insurance: Honeywell will pay the annual premium for an Excess Liability Insurance policy that provides $10,000,000 of personal umbrella coverage per occurrence.

b.Executive Severance: The Honeywell International Inc. Severance Plan for Designated Officers currently provides for 18 months of base salary continuation and target bonus if your employment is involuntary terminated for a reason other than Cause (as defined in the severance plan document in effect when you terminate employment). You will be required to execute a release of claims against Honeywell and its affiliates and related parties and you may be required to agree to certain non- solicitation, non-disclosure and non-competition covenants as a condition of receiving executive severance benefits. For additional information, please consult the actual plan document.

STOCK OWNERSHIP GUIDELINES FOR HONEYWELL OFFICERS

As an Executive Officer of the Corporation, you will be required to hold Honeywell shares in accordance with the Corporation’s Stock Ownership Guidelines, as amended from time to time. A copy of the Stock Ownership Guidelines will be separately provided to you.

ACCEPTANCE OF OFFER

Please indicate your acceptance of this offer by signing this letter in the space provided and returning it to me.

Honeywell has a long and distinguished history. But, more importantly, we are a company with a terrific future and a great place to work. Our performance culture drives growth for us and competitive advantage for our customers. We hire the best people; give them every possible opportunity to learn, grow, and develop; and reward them for their contributions. We offer career paths that span product lines, job types, businesses, and countries.

Anne, we are excited to be extending this offer to you and look forward to working with you in your expanded role. Your experience and background is an asset to our Company.

If you have any questions or need any further information about our offer, please contact me directly.

Congratulations,

/s/ Mark R. James

Mark R. James
Honeywell International Inc. Senior Vice President
Human Resources, Procurement and Communications

Read and Accepted:

/s/ Anne T. Madden                      October 2, 2017
ANNE MADDEN          Date

All businesses experience changing conditions. Accordingly, we reserve the right to change work assignments, reporting relationships and staffing levels to meet business needs, and your employment with Honeywell will be on an "at will" basis. This means that there is no guarantee of employment for any specific period, and either you or Honeywell may terminate your employment at any time.

The descriptions of benefits and perquisites described in this offer letter (including Addendum A) are for general information purposes only and are not intended to modify any plan document, summary plan description (“SPD”) or prospectus. For a complete description of any benefit or perquisite, you may request a copy of the applicable plan document, SPD or prospectus. The Company reserves the right to modify, amend or terminate any benefit plan or perquisite in its sole and absolute discretion.

HONEYWELL INTERNATIONAL INC.

Employee Agreement Relating to Trade Secrets, Proprietary and Confidential Information

In consideration of my employment, continued employment, compensation, eligibility for any future discretionary raises or merit increases, eligibility for any future bonuses, awards or payments under any Honeywell incentive compensation or equity programs or plans and the equipment, materials, facilities and Honeywell "Trade Secrets, Proprietary and Confidential Information" (as hereinafter defined) supplied to me, I understand and agree that:

1. **Records of Inventions.** I will keep complete and current written records of all Inventions I Make during the period of time I am employed by Honeywell and promptly disclose all such Inventions in writing to Honeywell for the purpose of adequately determining Honeywell's rights in each such Invention. I will supplement any such disclosures to the extent Honeywell may request that I do so. If I have any doubt as to whether or not to disclose an Invention to Honeywell, I will disclose it.

2. **Disclosure of Inventions after Termination.** I will promptly and completely disclose in writing to Honeywell's Law Department all Inventions which I Make during the one year immediately following the end of my employment by Honeywell which relate either to my work assignment at Honeywell or to Honeywell's Trade Secrets, Proprietary and Confidential Information for the purpose of determining Honeywell's rights in each such Invention before filing any application for patents on such Inventions. I will not file any patent application relating to any such Invention without the prior written consent of Honeywell's Law Department. If I do not prove that I Made the Invention entirely after leaving Honeywell's employment, the Invention is presumed to have been Made during the period of time I was employed by Honeywell. I acknowledge that the conditions of this paragraph are no greater than is necessary for protecting Honeywell's interests in Honeywell's Trade Secrets, Proprietary and Confidential Information and in Inventions to which it is rightfully entitled.

3. **Ownership of Inventions.** Each and every Invention I Make during the period of time I am employed by Honeywell (a) which relates directly to the business of Honeywell or to Honeywell's actual or demonstrably anticipated research or development, or (b) which results from any work I perform for Honeywell is the sole and exclusive property of Honeywell, and I agree to assign and hereby assign my entire right, title and interest in each such Invention to Honeywell. Each Invention I Make during the period of time I am employed by Honeywell for which no equipment, supplies, facilities or Honeywell Trade Secrets, Proprietary or Confidential Information was used and which was developed entirely on my own time is my property, unless (a) the Invention relates directly to the business of Honeywell or to Honeywell's actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by me for Honeywell. If I assert any property right in an Invention I Make during the period of time I am employed by Honeywell, I will promptly notify Honeywell's Law Department in writing.

4. **Cooperation with Honeywell.** I will assist and fully cooperate with Honeywell in obtaining, maintaining, and asserting the fullest measure of legal protection, which Honeywell elects to obtain, maintain or assert for Inventions in which it has a property right. I will also assist and fully cooperate with Honeywell in defending Honeywell against claims of violation of the intellectual property rights of others. I will be paid my reasonable expenses in assisting, and cooperating with, Honeywell. I will execute any lawful document Honeywell requests me to execute relating to obtaining, maintaining, or asserting legal protection for any said Invention or in defending against claims of the violation of the intellectual property rights of others (including, but not limited to, executing applications, assignments, oaths, declarations, and affidavits) and I will make myself available for interviews, depositions and testimony. In the event that Honeywell is unable, after reasonable effort, to secure my signature on any document or documents needed to apply for or

IP Agreement – US-2 Page 1 of 7 Revised 01-12-2012
275334

prosecute any patent, copyright, or other right or protection relating to an Invention, for any other reason whatsoever, I hereby irrevocably designate and appoint Honeywell and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf to execute and file any such application or applications, and to do all other lawfully-permitted acts to further the prosecution and issuance of patents, copyrights, or similar protections thereon with the same legal force and effect as if executed by me.

5. **Pre-employment Inventions.** On Schedule A, which is an integral part of this agreement, I have completely identified (without disclosing any trade secret, proprietary or other confidential information) every Invention I Made before my employment by Honeywell in which I have an ownership interest and which is not the subject matter of an issued patent or a printed publication at the time I sign this agreement. If I become aware of any projected or actual use of any such Invention by Honeywell, I will promptly notify Honeywell in writing of said use. Except as to the Inventions listed on Schedule A or those which are the subject matter of an issued patent or a printed publication at the time I sign this agreement, I will not assert any rights against Honeywell with respect to any Invention Made before my employment by Honeywell.

6. **Honeywell's Trade Secrets, Proprietary and Confidential Information.** I will never, directly or indirectly, during or after my employment with Honeywell misappropriate, use or disclose Honeywell's Trade Secrets, Proprietary and Confidential Information except in furthering Honeywell's business nor will I disclose or disseminate at any time Honeywell's Trade Secrets, Proprietary and Confidential Information to anyone who is not an officer, director, employee, attorney or authorized agent of Honeywell without the prior written consent of Honeywell's Law Department unless the specific item of Honeywell's Trade Secrets, Proprietary and Confidential Information: (a) is now in, or hereafter, (through no breach of this agreement) becomes general public knowledge, or (b) prior to my disclosure, dissemination or use, was lawfully acquired by me without any obligation to retain the information in confidence. In this connection, I will not publish any of Honeywell's Trade Secrets, Proprietary and Confidential Information for dissemination outside Honeywell or file any patent application relating to any Invention I Make during the period of time I am employed by Honeywell without the prior written approval of Honeywell's Law Department. I will execute any agreement relating to the protection of Honeywell's Trade Secrets, Proprietary and Confidential Information or such information of any third party whose intellectual property Honeywell is under a legal obligation to protect if Honeywell requests that I do so. I will not engage without the prior written consent of Honeywell's Law Department, either during the period of time I am employed by Honeywell or for a period of two years following my Termination of Employment for any reason, in any activity or employment in the faithful performance of which it could be reasonably anticipated that I would use or disclose Honeywell's Trade Secrets, Proprietary and Confidential Information. All documents and tangible things embodying or containing Honeywell's Trade Secrets, Proprietary and Confidential Information are Honeywell's exclusive property. I have access to them solely for performing the duties of my employment by Honeywell. I will protect the confidentiality of their content and comply with all security policies and procedures, which may, from time to time, be established by Honeywell. I will return all of them and all copies, facsimiles and specimens of them and any other tangible forms of Honeywell's Trade Secrets, Proprietary and Confidential Information in my possession, custody or control to Honeywell before leaving the employment of Honeywell.

I understand that I have the right to use or practice any skill or expertise generally associated with my employment but not special or unique to Honeywell, but that I do not have the right to use, practice or disclose Honeywell's Trade Secrets, Proprietary and Confidential Information for my own benefit or for the benefit of any third party.

7. **Trade Secrets, Proprietary or Confidential Information from Previous Employment.** I certify that I have not, and will not, disclose or use during my employment by Honeywell, any trade secrets, proprietary or confidential information which I acquired as a result of any previous employment or under a contractual obligation of confidentiality before my employment by Honeywell. I understand that Honeywell has no interest in and will not accept disclosure by me of any trade secrets, proprietary or confidential information,

IP Agreement – US-2 Page 2 of 7 Revised 01-12-2012
275334

which belongs to a third party. If I am ever placed in a position where I will be required or am given an assignment that will require me to use, directly or indirectly, any trade secrets, proprietary or confidential information of any person, previous employer or any third party, I will promptly inform Honeywell's Law Department and my supervisor before I undertake any activity that would involve the use or disclosure of such information or present the appearance to any such third party that I have used or disclosed such information. If I fail to do so, Honeywell may elect not to indemnify me in the event of litigation and may take such other actions, as it deems appropriate, up to and including termination of my employment.

8. **Prior Restrictive Obligation.** On Schedule B, which is an integral part of this agreement, I have completely identified all prior obligations (written and oral), which restrict my ability to perform the duties of my employment by Honeywell, including all confidentiality agreements and covenants restricting future employment.

9. **Nonsolicitation of Honeywell Employees.** I acknowledge that Honeywell has invested, and will continue to invest, significant time and money to recruit and retain its employees. Therefore, recognizing that in the course of my employment I have obtained valuable information about Honeywell employees, their respective talents and areas of expertise, I agree that, during my employment and for a period of two years following my Termination of Employment from Honeywell for any reason, I will not directly or indirectly, for my own account or for others, (i) solicit (or assist another in soliciting) for employment or for the performance of services, (ii) offer or cause to be offered employment or other service engagement, or (iii) participate in any manner in the employment or hiring for services of any current or former Honeywell employee with whom I had contact or of whom I became aware in my last two years of Honeywell employment, unless it has been more than 12 months since that individual left Honeywell. Nor will I, for my own account or for others, in any way induce or attempt to induce such individual to leave the employment of Honeywell.

10. **Nonsolicitation of Honeywell Customers, Suppliers, Business Partners and Vendors.** I acknowledge that Honeywell has invested and will continue to invest significant time and money to develop valuable, continuing relationships with existing and prospective clients and customers of Honeywell. Therefore, recognizing that in the course of my employment I have obtained valuable information about Honeywell customers, suppliers, business partners, and/or vendors, and their requirements, I agree that during my employment and for a period of two years following my Termination of Employment from Honeywell for any reason, I will not directly or indirectly, for my own account or for others, solicit or assist others in soliciting or attempt to solicit (or assist others in attempting to solicit), (i) any existing clients, customers, suppliers, business partners, and/or vendors of Honeywell with whom I had contact, or of whom I became aware while employed by Honeywell during the two-year period prior to my Termination of Employment, or (ii) any prospective clients, customers, suppliers, business partners, and/or vendors of Honeywell with whom I had contact and with whom Honeywell took significant steps to do business during the two-year period prior to my Termination of Employment, for the purpose of inducing such existing or prospective clients, customers, suppliers, business partners, and/or vendors to cease doing business or reduce their business with Honeywell or to purchase, lease or utilize products or services that are competitive with, similar to, or that may be used as substitutes for any products or services offered by Honeywell.

11. **Notice to Future Employers.** For the period of two years immediately following the end of my employment by Honeywell, I will inform each new employer, prior to accepting employment, of the existence of this agreement and provide that employer with a copy of it. Honeywell has the right to inform any future employer of the existence of this agreement and to provide any future employers with a copy of it.

12. **Copyright.** As to all works prepared by me which are: (i) within the scope of my employment, or (ii) based upon information I acquired from Honeywell which is not normally made available to the public, or (iii) commissioned by Honeywell, but not within my scope of employment, I hereby agree to:

IP Agreement – US-2 Page 3 of 7 Revised 01-12-2012
275334

(a) Submit to Honeywell's Law Department and to my supervisor for approval for publication or oral dissemination;

(b) Assign all right, title and interest in and to the copyright in all such works to Honeywell; and

(c) Waive any claim of moral rights, author's rights, droit moral, or any equivalent rights to the extent necessary or permitted by law.

I hereby release and allow Honeywell to use, for any lawful purpose, any voice reproduction, photograph, or other video likeness of me made in the course of my employment.

13. **Acknowledgement of Receipt.** I acknowledge that I have received a copy of this agreement prior to accepting employment, continued employment or other consideration as recited herein and that execution of this agreement was an express condition of my employment, continued employment or receipt of other consideration recited herein.

14. **Effectiveness of Agreement.** I acknowledge that the provisions of this agreement are in addition to, and in no way intended to limit, restrict or narrow any prior or existing agreement with Honeywell. This agreement does not replace or supersede any prior or existing employment or other agreement with Honeywell, but rather, shall be read in conjunction with such prior or existing agreements and shall be interpreted in a manner to provide Honeywell the maximum protection and the most effective and complete assignment of inventions provided by all agreements I have with Honeywell. The terms of this agreement are to be read consistent with the terms of any other intellectual property, trade secret or confidentiality agreements that I have executed with Honeywell; provided, however, to the extent there is a conflict between/among such agreements, such agreements shall be read in concert and construed as providing the broadest possible protections to Honeywell, even if such construction would require provisions of more than one such agreement to be given effect. This agreement shall be deemed effective as of the first day of my employment by Honeywell and shall continue throughout the entire period of time I am employed by Honeywell and my obligations will continue after, and survive, the end of my employment by Honeywell.

15. **Identity of Future Employer.** Upon termination of my employment for any reason, if reasonably requested by Honeywell, I shall advise Honeywell of the name and address of my intended future employer.

16. **Remedies.** I acknowledge that a remedy at law for any breach or threatened breach of the provisions of this Agreement would be inadequate and therefore agree that Honeywell shall be entitled to injunctive relief in case of any such breach or threatened breach. In the event that a court determines that I have breached or threatened to breach this agreement, I agree to reimburse Honeywell for all attorneys' fees and costs incurred in enforcing the terms of the agreement. However, nothing contained herein shall be construed as prohibiting Honeywell from pursuing any other remedies available for any such breach or threatened breach against me or my then-current employer which may also include but not be limited to contract damages, lost profits and punitive damages.

17. **Successors; Binding Agreement.** This agreement binds my heirs, executors, administrators, legal representatives and assigns and inures to the benefit of Honeywell and its successors and assigns. Only a written amendment executed by both Honeywell and me can modify this agreement.

18. **Governing Law.** This agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to its principles of conflicts of law.

19. **Validity.** It is the desire and intent of the parties hereto that the provisions of this agreement shall be enforced to the fullest extent legally-permissible. Accordingly, if any particular provision(s) of this agreement shall be adjudicated to be invalid or unenforceable, the court may modify or sever such provision(s), such

IP Agreement – US-2 Page 4 of 7 Revised 01-12-2012
275334

modification or deletion to apply only with respect to the operation of such provision(s) in the particular jurisdiction in which such adjudication is made. In addition, if any one or more of the provisions contained in this agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. The remaining provisions of this agreement shall remain in full force and effect.

20. Definitions

(a) "Honeywell" collectively identifies Honeywell International Inc. (a Delaware corporation having a place of business at Columbia Road and Park Avenue, Morris Township, Morris County, New Jersey), its predecessors, designees and successors and its past, present and future operating companies, divisions, subsidiaries, affiliates and other business units, including businesses acquired by purchase of stock, merger or otherwise.

(b) "Trade Secrets, Proprietary and Confidential Information" means information which is not generally known in the industry in which Honeywell is engaged, which may be disclosed to me or which I may learn, observe, discover or otherwise acquire during, or as a result of, my employment by Honeywell and which includes, without limitation, any information, whether patentable, patented or not, relating to any existing or contemplated products, inventions, services, technology, ideas, concepts, designs, patterns, processes, compounds, formulae, programs, devices, tools, compilations of information, methods, techniques, and including information relating to any research, development, manufacture, purchasing, engineering, know-how, business plans, sales or market methods, methods of doing business, customer lists, customer usages or requirements, or supplier information, which is owned or licensed by Honeywell or held by Honeywell in confidence.

(c) "Invention" includes not only inventions (whether or not patentable), but also innovations, improvements, discoveries, ideas and all other forms of intellectual property (including, but not limited to, copyright works and mask works) – whether or not any of the foregoing constitutes trade secret or other confidential information.

(d) "Make" or "Made" when used in relation to Invention includes any one or any combination of (i) conception, (ii) reduction to practice, or (iii) development of an Invention and is without regard to whether I am a sole or joint inventor.

(e) "Termination of Employment" shall be defined as any separation from employment with Honeywell regardless of the reason, including any and all voluntary and involuntary reasons for termination. The termination date for purposes of this Agreement shall be the last day I actively perform services for Honeywell.

21. Headings Descriptive. The headings of the several paragraphs of this agreement are inserted for convenience only and shall not in any way affect the meaning or construction of this agreement.

ANNE T. MADDEN
Employee Name - Printed

3/28/12
Date

[signature]
Employee Signature

IP Agreement – US-2
275334

Page 5 of 7

Revised 01-12-2012

SCHEDULE A

HAVE YOU MADE ANY INVENTIONS BEFORE THE TERM OF YOUR EMPLOYMENT WITH HONEYWELL, IN WHICH YOU HAVE AN OWNERSHIP INTEREST AND WHICH ARE NOT THE SUBJECT MATTER OF ISSUED PATENTS OR PRINTED PUBLICATIONS?

(If there are none, please enter the word "NONE")

NOTE: Please describe each such Invention without disclosing trade secrets, proprietary or confidential information.

NONE

[Attach additional sheets if more space is needed.]

IP Agreement – US-2
275334

Page 6 of 7

Revised 01-12-2012

SCHEDULE B

DO YOU HAVE ANY PRIOR OBLIGATIONS (WRITTEN OR ORAL) WHICH WOULD RESTRICT YOUR ABILITY TO PERFORM THE DUTIES OF YOUR EMPLOYMENT WITH HONEYWELL?

(If there are none, please enter the word "NONE")

NOTE: Please give date of, and parties to, obligations and the nature and substance of the restriction.

NONE

[Attach additional sheets if more space is needed.]

IP Agreement – US-2
275334

Page 7 of 7

Revised 01-12-2012